EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT: JAMES R. MOORE
         URSTADT BIDDLE PROPERTIES INC.
         (203) 863-8200


                URSTADT BIDDLE PROPERTIES INC. DECLARES DIVIDEND

                           OF NEW CLASS A COMMON STOCK

                        AND INCREASES QUARTERLY DIVIDEND

    Combined Dividend Rate Represents a 12.5% Increase Over Previous Dividend


Greenwich, Connecticut - June 16, 1998. At a meeting held today, the Directors of Urstadt Biddle Properties Inc. (NYSE: UBP), a real estate investment trust declared a stock dividend and announced an increase in the Company's dividend rate. The stock dividend consists of one share of a newly created series of Class A common stock for each outstanding share of common stock, and is payable August 14, 1998 to stockholders of record on July 31, 1998. Application has been made to list the new Class A common stock on the New York Stock Exchange subject to official notice of issuance and trading is expected to commence on or about August 17, 1998. Each share of Class A common stock will receive cash dividends equal to at least 110% of the dividends paid on each share of the Company's common stock. The new Class A common stock will entitle holders to 1/20 of one vote per share on all matters submitted to the stockholders for vote.

The dividends were declared in the amount of $0.17 for each common stock and $0.19 for each share of Class A common stock payable on October 23, 1998 to stockholders of record on September 30, 1998. The combined quarterly dividend on the common stock and Class A common stock of $0.36 represents a 12.5% increase over the previous quarterly dividend rate of $0.32 per share.

Commenting on the stock dividend, Charles J. Urstadt, Chairman and Chief Executive Officer, said, "The Board of Directors believes that the issuance of this stock dividend will provide the Company and its stockholders with greater growth opportunities. The new class of common stock is intended to, among other things, provide flexibility to the Company to raise additional equity, finance the future growth of the Company and provide increased liquidity for our capital stock. Also, we can utilize the new Class A common stock as consideration for property acquisitions without diluting the ownership interests of our existing shareholders". Mr. Urstadt emphasized that, "The new combined dividend is still less than 70% of the Company's current funds from operations which remains among the lowest payout rates in the REIT industry".

An Information Statement describing in further detail the Class A common stock and dividends will be distributed to all record date stockholders. D.F. King is acting as information agent on behalf of Urstadt Biddle Properties and may be contacted with regard to the stock dividend at 1-800-326-3066.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in the ownership of income-producing properties with ready liquidity. Urstadt Biddle owns 21 properties containing approximately 3 million square feet of space. The Company has paid quarterly dividends for 116 consecutive quarters since it began operations in 1969.